EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
Graham Europe Limited
11 Newmarket Close
Tytherington, Macclesfield
Cheshire SK10 2WL
Graham Vacuum and Heat Transfer Technology (Suzhou) Co. Ltd.
International Building, Suite 708
2 Suhua Road, Suzhou Industrial Park
Suzhou 215021
P. R. China